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                                                                    Exhibit 99.4

                      [Rabobank International letterhead]

PERSONAL AND CONFIDENTIAL

September 21, 1999

Board of Directors
RiboGene, Inc.
26118 Research Road
Hayward, CA 94545

Gentlemen:

Reference is made to our letter dated August 4, 1999 (the "Letter") with respect to the fairness of the "Exchange Ratio" from a financial point of view to the stockholders of RiboGene, Inc. ("RiboGene") pursuant to the Agreement and Plan of Reorganization (the "Agreement") between RiboGene and Cypros Pharmaceutical Corporation Inc. ("Cypros").

The Letter is solely for the information and assistance of the Board of Directors of RiboGene in connection with its consideration of the transaction contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the Letter under the captions "Summary--Opinions of Financial Advisors" and "The Merger--Opinions of Financial Advisors" and to the inclusion of the Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 to be filed by RiboGene and Cypros relating to the shares to be issued pursuant to the Agreement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act") or the rules and regulations of the Securities and Exchange Commission promulgated thereunder; nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act.

Very truly yours,

/s/ Rabobank International, New York Branch

RABOBANK INTERNATIONAL, NEW YORK BRANCH